EXHIBIT 21.4

PENNSYLVANIA POWER COMPANY
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2004

Penn Power Funding LLC - Incorporated in Delaware

Statement of Differences

Exhibit Number 21, List of Subsidiaries of the registrant at December 31, 2004, is not included in the printed document.